Exhibit 3.1

State of North Carolina

Department of the Secretary of State

ARTICLES OF AMENDMENT

OF A BUSINESS CORPORATION

FOR

YADKIN FINANCIAL CORPORATION

Pursuant to §55-10-06 of the General Statutes of North Carolina, the undersigned corporation hereby submits the following Articles of Amendment for the purpose of amending its Articles of Incorporation.

1.	The name of the corporation is: YADKIN FINANCIAL CORPORATION

2.	The text of each amendment adopted is as follows (State below or attach):

On June 19, 2014, the Corporation adopted the following Amendment of its Articles of Incorporation, as set forth below:

Section 2.1 to be deleted in its entirety and now reads as follows:

Section 2.1 Total Authorized Shares of Capital Stock. The Corporation shall have the authority to issue a total of 76,000,000 shares of capital stock, divided into the classes as follows:

Class	Number of Shares	Par Value
Common Stock	75,000,000	$1.00 par value
Preferred Stock	1,000,000	No par value.

The first sentence of Section 2.2 to be amended as follows:

Section 2.2. Common Stock. The Common Stock shall consist of two separate classes, of which 73,333,334 shares shall be designated as Voting Common Stock (“Voting Common Stock”) and 1,666,666 shares shall be designated as Non-Voting Common Stock (“Non-Voting Common Stock,” and together with Voting Common Stock, “Common Stock”). All other attributes of the Voting Common Stock and Non-Voting Common Stock shall remain.

3.	If an amendment provides for an exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment, if not contained in the amendment itself, are as follows: N/A

4.	The date of adoption of each amendment was as follows: JUNE 19, 2014

5.	(Check either a, b, c, or d, whichever is applicable)

a.	The amendment(s) was (were) duly adopted by the incorporators prior to the issuance of shares.

b.	The amendment(s) was (were) duly adopted by the board of directors prior to the issuance of shares.

c.	The amendment(s) was (were) duly adopted by the board of directors without shareholder action as shareholder action was not required because (set forth a brief explanation of why shareholder action was not required.)

d.	X The amendment(s) was (were) approved by shareholder action, and such shareholder approval was obtained as required by Chapter 55 of the North Carolina General Statutes.

6.	These articles will be effective upon filing, unless a delayed time and date is specified:

These Articles of Amendment shall be effective at 12:00 AM EST on JULY 4, 2014.

This 3rd day of July, 2014.

YADKIN FINANCIAL CORPORATION Name of Corporation

/s/ Joseph H. Towell
Signature

Joseph H. Towell, President & Chief Executive Officer
Type or Print Name and Title